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CONTACT:    Dennis Schain, 860-524-7313
            dennis.schain@po.state.ct.us

            John Calagna, 212-578-6252
            jcalagna@metlife.com

                     GOVERNOR RELL AND METLIFE'S BENMOSCHE
                       ANNOUNCE NEW JOB-SAVING AGREEMENT

NEW YORK, April 15, 2005 - Governor M. Jodi Rell and MetLife Chairman and Chief Executive Officer Robert H. Benmosche today announced an agreement to keep 1,310 jobs in Hartford following the acquisition by MetLife of Travelers Life & Annuity. The announcement comes after three weeks of intensive talks between representatives of Governor Rell's office and MetLife.

Governor Rell said that the job losses, which stood at 1,200 when the talks began, will now total 490.

"This was an important fight, and we saved a lot of jobs," Governor Rell said. "But our efforts to turn around our economy and create jobs elsewhere continue.

"Frankly, I am concerned by the loss of any job," the Governor said. "My role is to protect the interests of Connecticut and the employees, and MetLife has been responsive to our concerns. In a perfect world this acquisition would be accomplished without any cutbacks. In the real world job losses are sometimes unavoidable.

"For me this is about the workers and their families, and the quality of life we enjoy in Connecticut," Governor Rell said. "My goal from the beginning has been to ease the effects on the hard-working men and women of Travelers, and on the countless businesses large and small that feel the ripple effects of an economic change such as this.

"I do appreciate the efforts of Bob Benmosche and his MetLife team," Governor Rell said. "I look forward to having MetLife in Hartford. Their presence reinforces Hartford's reputation as 'Insurance Capital of the World' and I am confident MetLife will be a responsible employer and good neighbor who will invest in community groups and organizations."

MetLife has guaranteed that 1,310 jobs will be preserved for at least one year following the official closing of the deal. Moreover, MetLife has promised that there will be no change, apart from attrition, to the approximately 1,200 positions it currently has in Connecticut, including the towns of Glastonbury, Rocky Hill, Shelton and Westport.

"We are pleased that through negotiations with the Governor and our own comprehensive review we have arrived at a job level that will enable us to complete this transaction in a way that benefits all of our constituencies," said MetLife Chairman Benmosche. "I am confident that the Travelers acquisition will be viewed for MetLife, the state of Connecticut in general, and
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Hartford in particular, as an example of business and government working together for the benefit of all."

Governor Rell expressed her appreciation to Attorney General Richard Blumenthal and Hartford Mayor Eddie Perez for their efforts during the negotiations.

Talks between the Governor's office and MetLife officials began shortly after Governor Rell and CEO Benmosche met in her office on March 7. MetLife announced on January 31 that it planned to acquire Travelers Life & Annuity for $11.5 billion from Citigroup.

MetLife's application for approval of the transaction is pending before the state Department of Insurance. The state will offer its comments during the regulatory approval process but the Governor has asked, and the Attorney General has agreed, to withdraw Connecticut's petition for intervenor status in the review.

"I will continue to closely monitor the acquisition and approval process - asking questions about the details of the deal and issues relating to the public interest," Blumenthal said. "Our strongly stated intention to intervene opposing the deal hopefully helped persuade MetLife to retain more Connecticut jobs. There is no satisfaction in the loss of any jobs - but this number is far better than MetLife's initial plans. I am grateful for the Governor's effective efforts, which we were pleased to join and support."

MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve individuals in approximately 13 million households in the U.S. and provide benefits to 37 million employees and family members through their plan sponsors. Outside the U.S., the MetLife companies serve approximately 9 million customers through direct insurance operations in Argentina, Brazil, Chile, China, Hong Kong, India, Indonesia, Mexico, South Korea, Taiwan and Uruguay. For more information about MetLife, please visit the company's Web site at www.metlife.com.

                                   #   #   #

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the company's operations and financial results and the business and the products of the company and its subsidiaries, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) unanticipated changes in industry trends; (iv) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (v) deterioration in the experience of the "closed block" established in connection with the reorganization of Metropolitan Life Insurance Company; (vi) catastrophe losses; (vii) adverse results or other consequences from litigation, arbitration or regulatory investigations; (viii) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (ix) downgrades in the company's and its affiliates' claims paying ability, financial strength or credit ratings; (x) changes in rating agency policies or practices; (xi) discrepancies between actual claims experience and assumptions used in setting prices for the company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; (xii) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xiii) the effects of business disruption or economic contraction due to terrorism or other hostilities; (xiv) the company's ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption; and
(xv) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, including its S-1 and S-3 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.